May 2, 2005

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Increases Dividend by 20 Percent; Re-elects Two Directors at Annual Meeting

LINCOLN, NE – May 2, 2005 – TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank, announced at today’s annual meeting of shareholders that its Board of Directors had approved a 20 percent increase in its quarterly cash dividend.

The announcement came as part of the Company’s third annual meeting held at the Embassy Suites Hotel in downtown Lincoln, Nebraska. Company officials highlighted 2004 accomplishments including the acquisition of United Nebraska Financial Co., the parent company of United Nebraska Bank, the purchase of four loan production offices in Arizona, Florida and North Carolina from First Indiana Bank and the Company’s growing financial performance.

Effective June 30, 2005 for shareholders of record at the close of business on June 15, 2005, shareholders will receive a quarterly cash dividend of $0.06 per share, an increase of 20 percent, compared to the Company’s previous quarterly cash dividend of $0.05 per share.

“This sizeable dividend increase is symbolic of our Board’s commitment to build stockholder value by sharing the growing financial success of our Company with our investment partners,” said Gilbert G. Lundstrom, chairman of the board and chief executive officer.

Shareholders also re-elected two existing Board members for additional three-year terms. James A. Laphen, president and chief operating officer of the Company and Campbell R. McConnell, Ph.D., professor emeritus of the Economics Department of the University of Nebraska-Lincoln, will continue to serve on the Company’s Board of Directors until their terms expire in 2008.

A copy of the 2005 annual meeting of shareholders presentation is available on the Company’s website at www.tieronebank.com under “Investor Relations – Presentations”.

TierOne Corporation is the parent company of TierOne Bank, a $3.0 billion federally chartered savings bank and the largest financial institution headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 68 banking offices located in Nebraska, Iowa and Kansas and eight loan production offices located in Arizona, Colorado, Florida, Minnesota and North Carolina.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

# # #